Exhibit 10.1

GUSHAN ENVIRONMENTAL ENERGY LIMITED

(incorporated in the Cayman Islands with limited liability)

(Adopted by a resolution of all the shareholders

of the Company on November 9, 2007)

SHARE OPTION SCHEME

i

GUSHAN ENVIRONMENTAL ENERGY LIMITED

(incorporated in the Cayman Islands with limited liability)

RULES OF THE SHARE OPTION SCHEME

1.	DEFINITIONS

1.1	In this Scheme, except where the context otherwise requires, the following words and expressions have the following meanings:-

“Acceptance Date” means the date upon which an offer for an Option must be accepted by the relevant Eligible Participant, being a date not later than 30 days after the Offer Date;

“Adoption Date” means November 9, 2007, the date on which this Scheme was adopted by a resolution of all the shareholders of the Company;

“Board” means the board of directors of the Company for the time being or a duly authorised committee thereof;

“Business Day” means a day on which the Stock Exchange is open for the business of dealing in securities;

“Commencement Date” means, in respect of an Option, the date upon which such Option is deemed to be granted and accepted in accordance with paragraph 4.4;

“Company” means Gushan Environmental Energy Limited, a company incorporated in the Cayman Islands with limited liability on May 16, 2006;

“Companies Law” means the Companies Law, Chapter 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands;

“Eligible Participant” means any full-time or part-time employees, executives or officers (including executive, non-executive and independent non-executive directors) of the Company or any of the Subsidiaries and any suppliers, customers, consultants, agents and advisers who, in the sole opinion of the Board, will contribute or have contributed to the Company and/ or any of the Subsidiaries;

“Exercise Date” means the date of the notice given by the Grantee in respect of the exercise of the Option in accordance with paragraph 6.1;

“Exercise Price” means the price per Share, determined by the Board, at which a Grantee may subscribe for Shares on the exercise of an Option in accordance with paragraph 5;

“Expiry Date” means, in respect of an Option, the date of the expiry of the Option as may be determined by the Board which shall not be later than the last day of the Option Period in respect of such Option;

“Grantee” means any Eligible Participant who accepts the offer of the grant of an Option in accordance with the rules of this Scheme;

“Offer Date” means in respect of an Option, the date on which such Option is offered to an Eligible Participant which must be a Business Day;

“Option” means an option to subscribe for Shares granted pursuant to this Scheme and for the time being subsisting;

“Option Period” means in respect of an Option, the period to be notified by the Board to each Grantee within which the Option may be exercisable provided that such period of time shall not exceed a period of ten years commencing on the Commencement Date;

“Personal Representative(s)” means a person or persons who, in accordance with the laws of succession applicable in respect of the death of such Grantee is or are entitled to exercise the Option accepted by such Grantee (to the extent not already exercised) in consequence of the death of such Grantee;

“this Scheme” means the share option scheme, the rules of which are set out in this document in its present or any amended form;

“Scheme Limit” has the meaning ascribed to it in paragraph 8;

“Scheme Period” means a period commencing on the effective date of this Scheme under paragraph 2.1 and ending on the tenth anniversary of such date (both dates inclusive);

“Shares” means ordinary shares of HK$0.00001 each in the capital of the Company or, if there has been a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction of capital in the share capital of the Company, shares forming part of the ordinary equity share capital of the Company of such other nominal amount as shall result from any such capitalisation issue, rights issue, sub-division or consolidation of shares or reduction of capital in the share capital of the Company;

“Stock Exchange” means the New York Stock Exchange or (if applicable) such other stock exchange on which the issued share capital of the Company is primarily listed;

“Subsidiary” means a subsidiary for the time being of the Company within the meaning of the Companies Law, whether incorporated in the Cayman Islands or elsewhere, and “Subsidiaries” shall be construed accordingly; and

1.2	In this Scheme, unless the context otherwise requires:

(a)	paragraph headings are inserted for convenience of reference only and shall not affect the interpretation of this Scheme;

(b)	references to paragraphs are to paragraphs of this Scheme;

(c)	the singular includes the plural and vice versa;

(d)	references to one gender shall include both genders and the neuter; and

(e)	any reference to any statute or statutory provision shall include any statute or statutory provision which amends or replaces, or has amended or replaced it, and shall include any subordinate legislation made under the relevant statute.

2.	CONDITIONS

2.1	This Scheme shall take effect upon

(a)	the passing of the necessary resolutions of the shareholders of the Company to approve and adopt the rules of this Scheme; and

(b)	the commencement of dealings in the Shares on the Stock Exchange.

2.2	If the conditions in paragraph 2.1 are not satisfied:

(a)	this Scheme shall forthwith determine;

(b)	any Option granted or agreed to be granted pursuant to this Scheme and any offer of such a grant shall be of no effect; and

(c)	no person shall be entitled to any rights or benefits or be under any obligations under or in respect of this Scheme or any Option.

3.	PURPOSE, DURATION AND CONTROL OF SCHEME

3.1	The purpose of this Scheme is to enable the Company to grant Options to Eligible Participants as incentives or rewards for their contribution or potential contribution to the Company and/or any of the Subsidiaries.

3.2	Subject to paragraph 13, this Scheme shall be valid and effective for the Scheme Period after which no further Options shall be offered but the provisions of this Scheme shall in all other respects remain in full force and effect to the extent necessary to give effect to the exercise of any Options granted prior thereto or otherwise as may be required in accordance with the provisions of this Scheme and Options granted prior thereto but not yet exercised shall continue to be valid and exercisable in accordance with this Scheme.

3.3	This Scheme shall be subject to the administration of the Board as provided in paragraph 11.

4.	OPTIONS

4.1	The Board shall, subject to and in accordance with the provisions of this Scheme, applicable law and the rules of the Stock Exchange, be entitled to but shall not be bound, at any time on any Business Day during the Scheme Period offer to grant an Option to any Eligible Participant whom the Board may in its absolute discretion select and subject to such conditions (including, without limitation, any minimum period for which an Option must be held before it can be exercised and/or any performance targets which must be achieved before an Option can be exercised) as it may think fit.

4.2	If the Board determines to offer an Option to an Eligible Participant in accordance with paragraph 4.1, the Board shall forward to the relevant Eligible Participant an offer document in such form as the Board may from time to time determine which states (or, alternatively, documents accompanying the offer document which state), among others:-

(a)	the Eligible Participant’s name, address and occupation;

(b)	the Offer Date;

(c)	the Acceptance Date;

(d)	the Commencement Date or, if the Option Period does not commence on the Commencement Date, the date of commencement of the Option Period;

(e)	the number of Shares in respect of which the Option is offered;

(f)	the Exercise Price and the manner of payment of the Exercise Price for the Shares on and in consequence of the exercise of the Option;

(g)	the Expiry Date in relation to that Option;

(h)	the method of acceptance of the Option which shall, unless the Board otherwise determines, be as set out in paragraph 4.4; and

(i)	such other terms and conditions (including, without limitation, any minimum period for which an Option must be held before it can be exercised and/or any performance targets which must be achieved before the Option can be exercised) relating to the offer of the Option which in the opinion of the Board are fair and reasonable but not being inconsistent with this Scheme and the rules of the Stock Exchange.

4.3	An Option shall be deemed to have been granted and accepted by the Grantee and to have taken effect when the duplicate offer document constituting acceptance of the Option duly signed by the Grantee, together with a remittance in favour of the Company of HK$1.00 by way of consideration for the grant thereof is received by the Company on or before the relevant Acceptance Date. Such remittance shall in no circumstances be refundable.

4.4	The Options shall not be listed or dealt in on the Stock Exchange.

4.5	An Option shall be personal to the Grantee and shall not be assignable other than by will or the laws of descent and distribution and no Grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest (legal or beneficial) in favour of any third party over or in relation to any Option or attempt to do so (save that the Grantee may nominate a nominee in whose name the Shares issued pursuant to this Scheme may be registered). Any breach of the foregoing shall entitle the Company to cancel any outstanding Options or any part thereof granted to such Grantee.

5.	EXERCISE PRICE

The Exercise Price in relation to each Option offered to an Eligible Participant shall, subject to the adjustments referred to in paragraph 9, be determined by the Board in its absolute discretion but in any event shall not be less than the greater of:

(a)	the official closing price of the Shares on the Stock Exchange for the Business Day immediately preceding the Offer Date; and

(b)	the nominal value of a Share.

6.	EXERCISE OF OPTIONS

6.1	Subject to paragraph 6.3, an Option shall be exercised in whole or in part and, other than where it is exercised to the full extent outstanding, shall be exercised in integral multiples of such number of Shares as shall represent one board lot for dealing in Shares on the Stock Exchange for the time being, by the Grantee by giving notice in writing to the Company stating that the Option is thereby exercised and the number of Shares in respect of which it is exercised. Each such notice must be accompanied by a remittance for the full amount of the Exercise Price for the Shares in respect of which the notice is given. If there is a public market for the Shares at such time, the purchase price for the Shares as to which an Option is exercised may be paid to the Company in full at the time of exercise through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Exercise Price for the Shares being purchased. Within 21 days after receipt of the notice and the remittance and, where appropriate, receipt of the certificate by the Auditors or the approved independent financial adviser as the case may be pursuant to paragraph 9, the Company shall allot and issue the relevant number of Shares to the Grantee credited as fully paid and issue to the Grantee certificates in respect of the Shares so allotted.

6.2	The exercise of any Option shall be subject to the shareholders of the Company in general meeting approving any necessary increase in the authorised share capital of the Company.

6.3	Subject as hereinafter provided, an Option may be exercised by a Grantee at any time or times during the Option Period provided that:-

(a)	in the event of the Grantee ceasing to be an Eligible Participant for any reason other than on his death, ill-health, injury, disability or the termination of his relationship with the Company and/or any of the Subsidiaries on one or more of the grounds specified in paragraph 7(e), the Grantee may exercise the Option up to his entitlement at the date of cessation of being an Eligible Participant (to the extent not already exercised) within the period of one month (or such longer period as the Board may determine) following the date of such cessation (which date shall be, in relation to a Grantee who is an Eligible Participant by reason of his employment with the Company or any of the Subsidiaries, the last actual working day with the Company or the relevant Subsidiary whether salary is paid in lieu of notice or not);

(b)	in the case of the Grantee ceasing to be an Eligible Participant by reason of death, ill-health, injury or disability (all evidenced to the satisfaction of the Board) and none of the events which would be a ground for termination of his relationship with the Company and/or any of the Subsidiaries under paragraph 7(e) has occurred, the Grantee or the Personal Representative(s) of the Grantee shall be entitled within a period of 12 months (or such longer period as the Board may determine) from the date of cessation of being an Eligible Participant or death to exercise the Option in full (to the extent not already exercised);

(c)	if a general offer (whether by way of take-over offer, share repurchase offer or scheme of arrangement or otherwise in like manner) is made to all the holders of Shares (or all such holders other than the offeror and/or any person controlled by the offeror and/or any person acting in association or in concert with the offeror), the Company shall use its best endeavours to procure that such offer is extended to all the Grantees (on the same terms mutatis mutandis, and assuming that they shall become, by the exercise in full of the options granted to them, shareholders of the Company). If such offer, having been approved in accordance with applicable laws and regulatory requirements becomes, or is declared unconditional, the Grantee (or his legal personal representative(s)) shall be entitled to exercise his option in full (to the extent not already exercised) at any time within 14 days after the date on which such general offer becomes or is declared unconditional;

(d)	if, pursuant to the Companies Law, a compromise or arrangement between the Company and its members and/or creditors is proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, the Company shall give notice thereof to all the Grantees (together with a notice of the existence of the provisions of this paragraph) on the same day as it despatches to members and/or creditors of the Company a notice summoning the meeting to consider such a compromise or arrangement, and thereupon each Grantee shall be entitled to exercise all or any of his Options in whole or in part at any time prior to 12 noon (Hong Kong time) on the business day immediately preceding the date of the meeting directed to be convened by the relevant court for the purposes of considering such compromise or arrangement and if there are more than one meeting for such purpose, the date of the first meeting. With effect from the date of such meeting, the rights of all Grantees to exercise their respective Options shall forthwith be suspended. Upon such compromise or arrangement becoming effective, all Options shall, to the extent that they have not been exercised, lapse and determine. The Board shall endeavour to procure that the Shares issued as a result of the exercise of Options in such circumstances shall for the purposes of such compromise or arrangement form part of the issued share capital of the Company on the effective date thereof and that such Shares shall in all respects be subject to such compromise or arrangement. If for any reason such compromise or arrangement is not approved by the relevant court (whether upon the terms presented to the relevant court or upon any other terms as may be approved by such court) the rights of the Grantees to exercise their respective Options shall with effect from the date of the making of the order by the relevant court be restored in full) as if such compromise or arrangement had not been proposed by the Company and no claim shall lie against the Company or any of its officers for any loss or damage sustained by any Grantee as a result of the aforesaid suspension; and

(e)

in the event a notice is given by the Company to its members to convene a general meeting for the purposes of considering, and if thought fit, approving a resolution to voluntarily wind-up the Company, the Company shall on the same date as or soon after it despatches such notice to each member of the Company give notice thereof to all Grantees and thereupon, each Grantee (or in the case of the death of the Grantee, his Personal Representative(s)) shall be entitled to exercise all or any of his Options at any time not later than two business days prior to the proposed general meeting of the Company by giving notice in writing to the Company, accompanied by a remittance for the full amount of the aggregate Exercise Price for the Shares in respect of which the notice is given whereupon the Company shall as soon as possible and, in any event, no later than the business day immediately prior to the date of the proposed general meeting referred to above, allot the relevant Shares to the Grantee credited as fully paid.

6.4	The Shares to be allotted upon the exercise of an Option shall not carry voting rights until completion of the registration of the Grantee (or such other person nominated by the Grantee) as the holder thereof. Subject as aforesaid, the Shares to be allotted upon the exercise of an Option shall be subject to all the provisions of the constitutional documents of the Company for the time being in force and shall rank pari passu in all respects with and shall have the same voting, dividend, transfer and other rights, including those arising on liquidation of the Company as attached to the fully-paid Shares in issue on the date of issue, in particular but without prejudice to the generality of the foregoing, in respect of voting, transfer and other rights including those arising on a liquidation of the Company and rights in respect of any dividend or other distributions paid or made on or after the date of issue.

7.	LAPSE OF OPTION

An Option shall lapse automatically and not be exercisable (to the extent not already exercised) on the earliest of:-

(a)	the Expiry Date relevant to that Option;

(b)	the expiry of any of the periods referred to in paragraph 6.3;

(c)	the date on which the scheme of arrangement of the Company referred to in paragraph 6.3(d) becomes effective;

(d)	the date of commencement of the winding-up of the Company (as determined in accordance with the Companies Law;

(e)	the date on which the Grantee ceases to be an Eligible Participant by reason of the termination of his relationship with the Company and/or any of the Subsidiaries on any one or more of the grounds that he has been guilty of serious misconduct or has been convicted of any criminal offence involving his integrity or honesty or in relation to an employee of the Company and/or any of the Subsidiaries (if so determined by the Board) on any other ground on which an employer would be entitled to terminate his employment at common law or pursuant to any applicable laws or under the Grantee’s service contract with the Company or the relevant Subsidiary. A resolution of the Board or the board of directors of the relevant Subsidiary to the effect that the relationship of a Grantee has or has not been terminated on one or more of the grounds specified in this paragraph shall be conclusive; and

(f)	the date on which the Options are cancelled in accordance with paragraph 14.

8.	MAXIMUM NUMBER OF SHARES AVAILABLE FOR SUBSCRIPTION

8.1	Unless adjusted in accordance with paragraph 9, the maximum number of Shares in respect of which Options may be granted is equal to 10 per cent. of the Shares in issue immediately prior to the listing of the Shares on the Stock Exchange (the “Scheme Limit”). For the avoidance of doubt, any Shares in respect of Options that lapse or are cancelled in accordance with the terms of this Scheme shall again be available for grant hereunder.

8.2	The Scheme Limit referred to in paragraph 8.1 (as such limit may be subsequently increased with the approval of the Company’s shareholders and in accordance with any requirements of applicable law and the rules of the Stock Exchange) shall be adjusted, in such manner as the Board shall determine to be appropriate, fair and reasonable in the event of any alteration in the capital structure of the Company in accordance with paragraph 9 whether by way of capitalisation issue, rights issue, sub-division or consolidation of shares or reduction of share capital of the Company.

9.	CAPITAL RESTRUCTURING

In the event of any capitalisation issue, rights issue, open offer, sub-division, consolidation of shares, or reduction of capital of the Company, such corresponding alterations (if any) shall be made (except on an issue of securities of the Company as consideration in a transaction which shall not be regarded as a circumstance requiring alteration or adjustment) in (i) the number of Shares subject to any outstanding Options; and/or (ii) the Exercise Price, as the Board shall determine to be appropriate, fair and reasonable.

10.	SUFFICIENT SHARE CAPITAL

Subject to paragraph 6.2, the Board shall at all times set aside for the purposes of this Scheme, out of the authorised but unissued share capital of the Company, such number of Shares as the Board may from time to time determine to be sufficient to meet subsisting requirements for the exercise of outstanding Options.

11.	ADMINISTRATION

11.1

This Scheme shall be administered by the Board. Except with respect to the amendment, modification, suspension or termination of this Scheme, the Board may appoint a committee to administer all or a portion of the Scheme. To the extent that the Board so delegates its authority, references herein to the Board shall be deemed references to such committee. Any such committee established by the Board to administer this Scheme shall at all times be composed solely of “non-employee directors” within the meaning of Rule 16b-3 under the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder. The Board may delegate to one or more agents such administrative duties as it may deem advisable, and the committee or any other person to whom the Board has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Board or such committee or person may have under this Scheme. No member of the Board or committee shall be liable for any action taken or determination made in good faith with respect to this Scheme or any Option granted hereunder.

11.2	The Board shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer this Scheme and to exercise all the powers and authorities either specifically granted to it under the Scheme or necessary or advisable in the administration of the Scheme, including, without limitation, the authority to: (i) grant Options; (ii) determine the time or times at which Options shall be granted; (iii) determine the type and number of Options to be granted, the number of Shares to which an Option may relate and the terms, conditions, restrictions and performance criteria relating to any Option; (iv) determine whether, to what extent, and under what circumstances an Option may be settled, cancelled, forfeited, exchanged, or surrendered; (v) make adjustments in the terms and conditions of Options; (vi) construe and interpret the Scheme and any Option; (vii) prescribe, amend and rescind rules and regulations relating to the Scheme; (viii) determine the terms and provisions of the Option award agreements; and (ix) make all other determinations deemed necessary or advisable for the administration of the Scheme. All decisions, determinations and interpretations of the Board shall be final and binding on all persons, including but not limited to the Company, any affiliate of the Company and any shareholder.

12.	ALTERATION OF THIS SCHEME

The terms and conditions of this Scheme and the regulations for the administration and operation of this Scheme may be altered in any respect by resolution of the Board, except that (i) no increase in the number of Shares available hereunder or changes in the classes of Eligible Participants or the types of awards available hereunder may be made without the approval of the shareholders of the Company, (ii) except as provided in paragraph 9, the aggregate exercise price of any outstanding Option may not be reduced without the approval of the shareholders of the Company, and (iii) no material adverse change may be made in the terms of any outstanding Option without the written consent of the affected Eligible Participant.

13.	TERMINATION

The Company by resolution in general meeting or the Board may at any time resolve to terminate the operation of this Scheme and in such event no further Options shall be offered but the provisions of this Scheme shall remain in force to the extent necessary to give effect to the exercise of any Option granted prior to the termination or otherwise as may be required in accordance with the provisions of this Scheme and Options granted prior to such termination shall continue to be valid and exercisable in accordance with this Scheme.

14.	CANCELLATION OF OPTIONS

Any cancellation of Options granted but not exercised must be approved by the Grantees of the relevant Options in writing. For the avoidance of doubt, such approval is not required in the event any Option is cancelled pursuant to paragraph 4.7. Where the Company cancels Options, the grant of new options to the same Grantee may only be made under this Scheme within the limits set out in paragraphs 8.1 and 8.2.

15.	DISCLOSURE IN ANNUAL AND INTERIM REPORTS

The Board shall procure that details of this Scheme and other schemes of the Company and its Subsidiaries are disclosed in the annual reports and interim reports of the Company in compliance with applicable law and the rules of the Stock Exchange as in force from time to time.

16.	GENERAL

16.1	The Company shall bear the costs of establishing and administering this Scheme (including the costs of the attorneys, advisers, auditors or other service providers, as the case may be, in relation to the preparation of any certificate or the provision of any other services in relation to this Scheme).

16.2	A Grantee shall be entitled to inspect copies of all notices and other documents sent by the Company to its shareholders at the same time or within a reasonable time of any such notices or documents being sent, which shall be made available to him, during normal office hours at the Company’s principal place of business in Hong Kong.

16.3	Any notices, documents or other communication between the Company and a Grantee shall be in writing and may be given by sending the same by prepaid post or by personal delivery to, in the case of the Company, its principal place of business in Hong Kong and, in the case of the Grantee, his address as notified to the Company from time to time.

16.4	Any notice or other communication served:-

(a)	by the Company shall be deemed to have been served 48 hours after the same was put in the post or if delivered by hand, when delivered; and

(b)	by the Grantee shall not be deemed to have been received until the same shall have been received by the Company.

16.5	All allotments and issues of Shares pursuant to this Scheme shall be subject to any necessary consents under the relevant laws, enactments or regulations for the time being to which the Company is subject. A Grantee shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction for, or in connection with the grant or exercise of an Option. The Company shall not be responsible for any failure by a Grantee to obtain any such consent or for any tax or other liability to which a Grantee may become subject as a result of his participation in this Scheme.

16.6

The Company or any Subsidiary is authorized to withhold from any award granted or any other payment to an Eligible Participant amounts of withholding and other taxes due in connection with any transaction involving an Option, and to take such other action as the Board may deem advisable to enable the Company and Eligible Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Option. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Participant’s tax obligations. The Board may provide in an Option award agreement that in the event that an Eligible Participant is required to pay any amount to be withheld in connection with the issuance of Shares in settlement or exercise of an Option, the Eligible Participant may satisfy such obligation (in whole or in part) by electing to have the Company withhold a portion of the Shares to be received upon settlement or exercise of such Option that is equal to the minimum amount required to be withheld.

16.7	This Scheme shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against the Company directly or indirectly or give rise to any cause of action at law or in equity against the Company.

16.8	This Scheme shall not form part of any contract of employment between the Company or any of the Subsidiaries and any Eligible Participant who is an employee of the Company and/or any of the Subsidiaries and the rights and obligations of any Eligible Participant under the terms of his office or employment shall not be affected by his participation in it and this Scheme shall afford such an Eligible Participant no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason.

17.	GOVERNING LAW

This Scheme and all Options granted hereunder are governed by and shall be construed in accordance with the laws of Hong Kong.